Exhibit 10.8

AMENDED AND RESTATED NON-COMPETITION AGREEMENT

**** Confidential treatment has been requested as to certain portions of this agreement. Such omitted confidential information has been designated by asterisks and has been filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended, and the Commission’s rules and regulations promulgated under the Freedom of Information Act, pursuant to a request for confidential treatment.****

Exhibit 10.8

AMENDED AND RESTATED

NON-COMPETITION AGREEMENT

THIS AMENDED AND RESTATED NON-COMPETITION AGREEMENT (this “Agreement”) is made and entered into as of December 21, 2005, by and among Advanced Micro Devices, Inc., a Delaware corporation (“AMD”), AMD Investments, Inc., a Delaware corporation (“AMD Investments,” and together with AMD, the “AMD Entities”), Fujitsu Limited, a corporation organized under the laws of Japan (“Fujitsu,” and collectively with the AMD Entities, the “Entities”), and Spansion Inc., a Delaware corporation (“Spansion” and collectively with the Entities, the “Parties”).

RECITALS:

A. In connection with the creation of Spansion LLC, the Parties executed a Non-Competition Agreement dated as of June 30, 2003 (the “Effective Date”).

B. The Parties hereby desire to amend and restate that Non-Competition Agreement.

NOW, THEREFORE, in consideration of the premises, the mutual promises and covenants of the Parties set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties, intending to be legally bound, hereby amend and restate that Non-Competition Agreement and agree as follows:

1. Certain Definitions; Interpretation.

(a) In addition to the terms defined elsewhere in this Agreement, the following capitalized terms shall have the following meanings when used herein:

“Affiliate” of a Person, means any other Person which, directly or indirectly, controls, is controlled by, or is under common control with, such Person. The term “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. The Parties acknowledge and agree that neither Fujitsu nor AMD is presently controlled by any other Person, and that Spansion and its subsidiaries shall not be deemed to be (a) Affiliates of the AMD Entities or (b) Affiliates of Fujitsu.

“Aggregate Ownership Interest” has the meaning set forth in Spansion’s Certificate of Incorporation.

“Competing Business” means any business engaged in the development, production, manufacture, marketing, distribution, promotion or sale of Stand-Alone NVM Products in any country in the world in which Spansion conducts its business; provided, however, that (i) the Entities’ respective ownership interests in Spansion and the conduct of Spansion’s business, (ii) Fujitsu’s and its Affiliates’ development, production, manufacture, marketing, distribution, promotion and/or and sales of Ferro-electric non-volatile memory technology and products and (iii) the performance by AMD and its Affiliates and/or Fujitsu and its Affiliates of their respective obligations under agreements between AMD and/or its Affiliates and Spansion and/or its subsidiaries or between Fujitsu and/or its Affiliates and Spansion and/or its subsidiaries (provided that any such agreement is not entered into for purposes of circumventing the intent of this Agreement), shall each be deemed not to constitute a Competing Business.

“NVM” means a non-volatile memory device wherein information stored in a memory cell is maintained without power consumption and the write time (including erase time if there is an erase operation prior to a write operation) exceeds the read time allowing the device to function primarily as a reading device.

“Person” means any person or entity, whether an individual, trustee, corporation, partnership, limited partnership, limited liability company, trust, unincorporated organization, business association, firm, joint venture, other legal entity or governmental authority.

“Stand-Alone NVM Product” means a semiconductor product (including a single chip or a multiple chip or system product) containing NVM dedicated to data storage wherein all circuitry (including logic circuitry) contained therein is solely to accept, store, retrieve or access information or instructions and cannot manipulate such information or execute instructions.

(b) The following rules of interpretation shall apply to this Agreement:

(i) The words “hereof,” “herein,” “hereunder” and similar words refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “including” is not limited and means “including without limitation.”

(ii) Unless otherwise noted, all references to Sections, Schedules and Exhibits herein are to Sections, Schedules and Exhibits of this Agreement. The titles, captions and headings of this Agreement are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

(iii) Unless otherwise expressly provided herein, (a) references to a Person include its successors and permitted assigns, (b) references to agreements (including this Agreement) and other contractual instruments shall be deemed to include all subsequent amendments, restatements and other modifications thereto or supplements thereof and (c) references to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such statute or regulation.

2. Competition by AMD Entities and their Affiliates with Spansion. Subject to Section 4(d), during the AMD Non-Competition Term, the AMD Entities hereby covenant and agree not to (and AMD agrees to cause its Affiliates not to), directly or indirectly, engage in a Competing Business. Notwithstanding the foregoing, in the event that (a) a customer of AMD or its Affiliates requests the development, production, manufacture and sale or other distribution to it of a specific Stand-Alone NVM Product and (b) Spansion does not agree to engage in such activities, then AMD and its Affiliates may seek Spansion’s consent to engage in such activities without being in breach of the obligations set forth in this Section 2, which consent shall not be unreasonably withheld or delayed, taking into account the customer’s requested response time.

3. Competition by Fujitsu and its Affiliates with Spansion. Subject to Section 5(d), during the Fujitsu Non-Competition Term, Fujitsu hereby covenants and agrees not to (and Fujitsu agrees to cause its Affiliates not to), directly or indirectly, engage in a Competing Business. Notwithstanding the foregoing, in the event that (a) a customer of Fujitsu or its Affiliates requests the development, production, manufacture and sale or other distribution to it of a specific Stand-Alone NVM Product and (b) Spansion does not agree to engage in such activities, then Fujitsu and its Affiliates may seek Spansion’s consent to engage in such activities without being in breach of the obligations set forth in this Section 3, which consent shall not be unreasonably withheld or delayed, taking into account the customer’s requested response time.

4. Divestiture of Competing Business by AMD Entities. During the AMD Non-Competition Term, the AMD Entities hereby covenant and agree that:

(a) If an AMD Entity or its Affiliates (an “AMD Acquiring Party”) acquires a majority equity or other majority ownership interest of a Person whose principal line of business is not a Competing Business, but which has a division or other operations constituting a Competing Business (any such division or operations, an “AMD Acquired Interest”), AMD shall (or, if applicable, shall cause AMD Investments or its other applicable Affiliates to) (i) promptly provide Spansion and Fujitsu with written notice of such acquisition (the “AMD Acquisition Notice”) and (ii) provide Spansion with a right of first offer to acquire the AMD Acquired Interest, such right to last for a period of sixty (60) days following Spansion’s receipt of the AMD Acquisition Notice (the “AMD Offer Period”). During the AMD Offer Period, AMD shall (or, if applicable, shall cause AMD Investments or its other applicable Affiliates to) (A) provide Spansion with an opportunity to conduct reasonable due diligence on the AMD Acquired Interest and (B) enter into exclusive discussions with Spansion concerning a sale of the AMD Acquired Interest to Spansion. Spansion shall have the right, but not the obligation, to make an offer to purchase all, but not less than all, of the AMD Acquired Interest by providing written notice to AMD (“Spansion/AMD Offer”) at any time prior to the end of the AMD Offer Period, such written notice to include in reasonable detail the terms on which Spansion proposes to purchase the AMD Acquired Interest.

(b) Any determination as to whether to make a Spansion/AMD Offer, and the terms of such Spansion/AMD Offer, shall be made by the Board of Directors of Spansion. If a Spansion/AMD Offer is made prior to the conclusion of the AMD Offer Period, the AMD Acquiring Party shall have thirty (30) days from its receipt of Spansion/AMD Offer in which to accept or reject Spansion/AMD Offer by providing Spansion with written notice of its decision within such 30-day period, such decision to be made by the AMD Acquiring Party in its sole discretion. If the AMD Acquiring Party fails to provide Spansion with written notice of its decision within such 30-day period, the AMD Acquiring Party shall be deemed to have rejected Spansion/AMD Offer.

(c) If Spansion does not make a Spansion/AMD Offer prior to the conclusion of the AMD Offer Period, or if the AMD Acquiring Party rejects a Spansion/AMD Offer, the AMD Acquiring Party shall (and, if applicable, AMD shall cause the AMD Acquiring Party to) take all commercially reasonable steps to sell or otherwise divest the AMD Acquired Interest as soon as reasonably practicable to an unaffiliated Person following the conclusion of the AMD Offer Period or the 30-day period referenced in Section 4(b), whichever is later; provided, however, if the AMD Acquired Party rejected a Spansion/AMD Offer pursuant to Section 4(b), the terms of sale to the unaffiliated Person shall be no more favorable than the terms set forth in Spansion/AMD Offer. **** AMD Acquiring Party **** the AMD Acquired Interest **** the AMD Acquired Interest, **** the AMD Acquiring Party **** the AMD Acquired Interest ****.

(d) The Parties agree that an AMD Acquiring Party’s acquisition of a majority interest in a Person whose principal line of business is not a Competing Business but which has a division or operations that constitute a Competing Business shall not be deemed to be a breach of the obligations set forth in Section 2 for so long as AMD and/or its applicable Affiliates are complying in all material respects with its obligations under this Section 4.

5. Divestiture of Competing Business by Fujitsu. During the Fujitsu Non-Competition Term, Fujitsu hereby covenants and agrees that:

(a) If Fujitsu or its Affiliates (a “Fujitsu Acquiring Party”) acquires a majority equity or other majority ownership interest of a Person whose principal line of business is not a Competing Business, but which has a division or other operations constituting a Competing Business (any such division or operations, an “Fujitsu Acquired Interest”), Fujitsu shall (or, if applicable, shall cause its applicable Affiliates to) (i) promptly provide Spansion and the AMD Entities with written notice of such acquisition (the “Fujitsu Acquisition Notice”) and (ii) provide Spansion with a right of first offer to acquire the Fujitsu Acquired Interest, such right to last for a period of sixty (60) days following Spansion’s receipt of the Fujitsu Acquisition Notice (the “Fujitsu Offer Period”). During the Fujitsu Offer Period, Fujitsu shall (or, if applicable, shall cause its applicable Affiliates to) (A) provide Spansion with an opportunity to conduct reasonable due diligence on the Fujitsu Acquired Interest and (B) enter into exclusive discussions with Spansion concerning a sale of the Fujitsu Acquired Interest to Spansion. Spansion shall have the right, but not the obligation, to make an offer to purchase all, but not less than all, of the Fujitsu Acquired Interest by providing written notice to Fujitsu (“Spansion/Fujitsu Offer”) at any time prior to the end of the Fujitsu Offer Period, such written notice to include in reasonable detail the terms on which Spansion proposes to purchase the Fujitsu Acquired Interest.

(b) Any determination as to whether to make a Spansion/Fujitsu Offer, and the terms of such Spansion/Fujitsu Offer, shall be made by the Board of Directors of Spansion. If a Spansion/Fujitsu Offer is made prior to the conclusion of the Fujitsu Offer Period, the Fujitsu Acquiring Party shall have thirty (30) days from its receipt of Spansion/Fujitsu Offer in which to accept or reject Spansion/Fujitsu Offer by providing Spansion with written notice of its decision within such 30-day period, such decision to be made by the Fujitsu Acquiring Party in its sole discretion. If the Fujitsu Acquiring Party fails to provide Spansion with written notice of its decision within such 30-day period, the Fujitsu Acquiring Party shall be deemed to have rejected Spansion/Fujitsu Offer.

**** Confidential treatment has been requested pursuant to the Confidential Treatment Request dated December 21, 2005.

(c) If Spansion does not make a Spansion/Fujitsu Offer prior to the conclusion of the Fujitsu Offer Period, or if the Fujitsu Acquiring Party rejects a Spansion/Fujitsu Offer, the Fujitsu Acquiring Party shall (and, if applicable, Fujitsu shall cause the Fujitsu Acquiring Party to) take all commercially reasonable steps to sell or otherwise divest the Fujitsu Acquired Interest as soon as reasonably practicable to an unaffiliated Person following the conclusion of the Fujitsu Offer Period or the 30-day period referenced in Section 5(b), whichever is later; provided, however, if the Fujitsu Acquired Party rejected a Spansion/Fujitsu Offer pursuant to Section 5(b), the terms of sale to the unaffiliated Person shall be no more favorable than the terms set forth in Spansion/Fujitsu Offer. **** Fujitsu Acquiring Party **** Fujitsu Acquired Interest **** the Fujitsu Acquired Interest, **** the Fujitsu Acquiring Party **** the Fujitsu Acquired Interest ****.

(d) The Parties agree that a Fujitsu Acquiring Party’s acquisition of a majority interest in a Person whose principal line of business is not a Competing Business but which has a division or operations that constitute a Competing Business shall not be deemed to be a breach of the obligations set forth in Section 3 for so long as Fujitsu and/or its applicable Affiliates are complying in all material respects with its obligations under this Section 5.

6. No Solicitation of Employees.

(a) Without the prior written consent of Spansion, each of the AMD Entities during the AMD Non-Solicitation Term, and Fujitsu during the Fujitsu Non-Solicitation Term, shall not (and each shall cause its Affiliates not to), directly or indirectly, either for itself or another Person, (i) hire or retain, or offer to hire or retain, as a director, officer, employee, partner, consultant, independent contractor or otherwise, any individual employed by or seconded to Spansion or any of its subsidiaries (provided that such restriction shall not apply to any secondees as to whom Spansion agrees are being seconded on a temporary basis or for a specific project) or (ii) solicit or encourage any individual to terminate his or her employment with Spansion or any of its subsidiaries, unless, in either such case, (A) Spansion (and/or its applicable subsidiary) has terminated the employment or secondment of such individual or (B) either (x) at least two (2) years has elapsed since such individual has voluntarily terminated his or her employment or secondment with Spansion (and/or its applicable subsidiary), or (y) the AMD Non-Solicitation Term or the Fujitsu Non-Solicitation Term, as applicable, has expired.

(b) Without the prior written consent of AMD or Fujitsu, as applicable, Spansion shall not (and shall cause its subsidiaries not to), directly or indirectly, either for itself or another Person, (i) hire or retain, or offer to hire or retain, as director, officer, employee, partner, consultant, independent contractor or otherwise, any individual employed by an AMD Entity or any of its Affiliates or Fujitsu or any of its Affiliates (other than employees that are dual employees or that are seconded to Spansion or its subsidiaries by an AMD Entity or its Affiliates or Fujitsu or its Affiliates) or (ii) solicit or encourage any individual to terminate his or her employment with an AMD Entity or any of its Affiliates or Fujitsu or any of its Affiliates (other than employees that are dual employees or that are seconded to Spansion or its subsidiaries by an AMD Entity or its Affiliates or Fujitsu or its Affiliates), unless, in either such case, (A) the AMD Entity (and/or its applicable Affiliate) or Fujitsu (and/or its applicable Affiliate), as applicable, has terminated the employment of such individual or (B) at least two (2) years has elapsed since such individual has voluntarily terminated his or her employment with the AMD Entity (and/or its applicable Affiliates) or Fujitsu (and/or its applicable Affiliate), as applicable.

**** Confidential treatment has been requested pursuant to the Confidential Treatment Request dated December 21, 2005.

7. Injunctive Relief. The Parties agree that (a) the provisions of Sections 2, 3, 4, 5 and 6 of this Agreement are reasonable and necessary to protect the legitimate interests of the other Parties and (b) any violation of Sections 2, 3, 4, 5 or 6 of this Agreement will result in irreparable injury to the non-breaching Party(ies), the exact amount of which will be difficult to ascertain, and that remedies at law for any such violation would not be reasonable or adequate compensation to the non-breaching Party(ies) for such violation. Accordingly, each Party agrees that if such Party violates the provisions applicable to such Party in Sections 2, 3, 4, 5 or 6 the non-breaching Party(ies) shall be entitled to specific performance and injunctive relieve, without posting bond or other security, and without the necessity of proving actual damages, in addition to any other remedy which may be available at law or in equity, including consequential damages.

8. AMD Term.

(a) AMD Non-Competition Term. Sections 2 and 4 of this Agreement shall terminate with respect to the AMD Entities (the period from the Effective Date until such termination, the “AMD Non-Competition Term”):

(i) immediately upon the dissolution of Spansion; or

(ii) two (2) years after the date on which the AMD Entities and all of their Affiliates, collectively, cease to hold more than a five percent (5%) Aggregate Ownership Interest.

(b) AMD Non-Solicitation Term. Section 6 of this Agreement shall terminate with respect to the AMD Entities (the period from the Effective Date until such termination, the “AMD Non-Solicitation Term”):

(i) immediately upon the dissolution of Spansion; or

(ii) two (2) years after the date on which the AMD Entities and all of their Affiliates, collectively, cease to hold more than a five percent (5%) Aggregate Ownership Interest.

9. Fujitsu Term.

(a) Fujitsu Non-Competition Term. Sections 3 and 5 of this Agreement shall terminate with respect to Fujitsu (the period from the Effective Date until such termination, the “Fujitsu Non-Competition Term”):

(i) immediately upon the dissolution of Spansion; or

(ii) two (2) years after the date on which Fujitsu and all of its Affiliates, collectively, cease to hold more than a five percent (5%) Aggregate Ownership Interest.

(b) Fujitsu Non-Solicitation Term. Section 6 of this Agreement shall terminate with respect to Fujitsu (the period from the Effective Date until such termination, the “Fujitsu Non-Solicitation Term”):

(i) immediately upon the dissolution of Spansion; or

(ii) two (2) years after the date on which Fujitsu and all of its Affiliates, collectively, cease to hold more than a five percent (5%) Aggregate Ownership Interest.

10. Termination as to Spansion. The obligations of Spansion under Section 6(b) shall terminate as to any individual in the employ of any AMD Entity or Affiliate thereof upon the termination of the AMD Non-Solicitation Term pursuant to Section 8(b), and the obligations of Spansion under Section 6(b) shall terminate as to any individual in the employ of Fujitsu or any Fujitsu Affiliate upon the termination of the Fujitsu Non-Solicitation Term pursuant to Section 9(b).

11. Notices. Unless otherwise provided herein, all notices, requests, instructions or consents required or permitted under this Agreement shall be in writing and will be deemed given: (a) when delivered personally; (b) when sent by confirmed facsimile; (c) ten business days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (d) three business days after deposit with an internationally recognized commercial overnight carrier specifying next-day delivery, with written verification of receipt. All communications will be sent as follows (or to such other address or facsimile number as may be designated by a Party giving written notice to the other Parties pursuant to this Section 11):

If to Spansion:	Spansion Inc. Attention: General Counsel 915 DeGuigne Drive P.O. Box 3453 Sunnyvale, California 94088 U.S.A. Facsimile: (408) 774-7443

If to the AMD Entities:

Advanced Micro Devices, Inc.

Attention: General Counsel

One AMD Place

Sunnyvale, California 94086

Facsimile: (408) 774-7399

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP

Attention: Tad Freese

505 Montgomery Street, Suite 1900

San Francisco, California 94111

Facsimile: (415) 395-8095

If to Fujitsu:	Fujitsu Limited Electronic Devices Group Fuchigami 50 Akiruno-shi Tokyo 197-0833 Japan Attention: Executive Vice President Business Planning & Promotion Group Facsimile: +81-42-532-2550

12. Amendments; No Waivers. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and is duly executed, in the case of an amendment, by Spansion, each of the AMD Entities and Fujitsu, or, in the case of a waiver, by the Party against whom the waiver is to be enforced. No failure or delay by any Party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof nor shall any single or partial waiver or exercise thereof preclude the enforcement of any other right, power or privilege.

13. Rights and Remedies Cumulative. The rights and remedies provided by this Agreement are cumulative and the use of any one right or remedy by any Party shall not preclude or waive its right to use any or all other remedies. Said rights and remedies are given in addition to any other rights the Parties may have by law, statute, ordinance or otherwise.

14. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns, including any entity that is the successor to substantially all of the assets or businesses of such Party. No Party may assign, delegate or transfer any of its rights or obligations hereunder, other than to a successor to substantially all of the assets or businesses of such Party, without the prior written consent of the other Parties. Any attempted assignment in violation of this Section 14 shall be null and void.

15. Language. This Agreement is in the English language only, which language shall be controlling in all respects, and all versions hereof in any other language shall be for accommodation only and shall not be binding upon the Parties. All communications and notices to be made or given pursuant to this Agreement shall be in the English language.

16. Construction; Interpretation. No Party, nor its counsel, shall be deemed the drafter of this Agreement for purposes of construing the provisions of this Agreement, and all provisions of this Agreement shall be construed in accordance with their fair meaning, and not strictly for or against any Party.

17. Severability. If any provision in this Agreement should be found or be held to be invalid or unenforceable (including, without limitation, the geographic and temporal restrictions contained herein), then the meaning of said provision will be construed, to the extent feasible, so as to render the provision enforceable, and if no feasible interpretation would save such provision, it will be severed from the remainder of this Agreement which will remain in full force and effect unless the severed provision is essential and material to the rights or benefits received by any Party. In such event, the Parties will use their respective reasonable efforts to negotiate, in good faith, a substitute, valid and enforceable provision or agreement which most nearly affects the Parties’ intent in entering into this Agreement.

18. Counterparts. This Agreement may be executed in counterparts, each of which so executed will be deemed to be an original and such counterparts together will constitute one and the same agreement. Execution and delivery of this Agreement by exchange of facsimile copies bearing the facsimile signature of a Party shall constitute a valid and binding execution and delivery of this Agreement by such Party.

19. Entire Agreement. This Agreement constitutes the entire agreement among the Parties pertaining to the subject matter hereof, and supersedes all prior oral and written, and all contemporaneous oral, agreements and understandings pertaining thereto.

20. Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of California, United States of America, as applied to agreements among California residents entered into and wholly to be performed within the State of California (without reference to any choice or conflicts of laws rules or principles that would require the application of the laws of any other jurisdiction).

21. Dispute Resolution. The Parties hereby agree that claims, disputes or controversies of whatever nature, arising out of, in connection with, or in relation to the interpretation, performance or breach of this Agreement (or any other agreement contemplated by or related to this Agreement), shall be resolved in accordance with the dispute resolution procedures set forth in Schedule A hereto.

22. Further Assurances. Each of the Parties does hereby covenant and agree on behalf of itself, its successors, and its assigns, without further consideration, to prepare, execute, acknowledge, file, record, publish, and deliver such other instruments, documents and statements, and to take such other action as may be required by law or reasonably necessary or advisable to effectively carry out the purposes of this Agreement.

23. Third-Party Beneficiaries. Nothing herein expressed or implied is intended to or shall be construed to confer upon or give any Person, other than the Parties hereto, and their respective successors and permitted assigns, any rights or remedies under or by reason of this Agreement.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

ADVANCED MICRO DEVICES, INC.

By:	/s/ Hollis M. O’Brien
Name:	Hollis M. O’Brien
Title:	Corporate Vice President and Secretary

AMD INVESTMENTS, INC.

By:	/s/ Hollis M. O’Brien
Name:	Hollis M. O’Brien
Title:	VP & Secretary

FUJITSU LIMITED

By:	/s/ Hiroaki Hurokawa
Name:	Hiroaki Hurokawa
Title:	President

SPANSION INC.

By:	/s/ Bertrand F. Cambou
Name:	Bertrand F. Cambou
Title:	President and Chief Executive Officer